Exhibit 99.1

News Release | April 11, 2025 Wells Fargo Reports First Quarter 2025 Net Income of $4.9 billion, or $1.39 per Diluted Share

Company-wide Financial Summary

	Quarter ended
	Mar 31, 2025	Mar 31, 2024
Selected Income Statement Data ($ in millions except per share amounts)
Total revenue	$20,149	20,863
Noninterest expense	13,891	14,338
Provision for credit losses[1]	932	938
Net income	4,894	4,619
Diluted earnings per common share	1.39	1.20
Selected Balance Sheet Data ($ in billions)
Average loans	$908.2	928.1
Average deposits	1,339.3	1,341.6
CET1[2]	11.1%	11.2
Performance Metrics
ROE[3]	11.5%	10.5
ROTCE[4]	13.6	12.3

Operating Segments and Other Highlights

	Quarter ended	Mar 31, 2025 % Change from
($ in billions)	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024
Average loans
Consumer Banking and Lending	$318.1	(1)%	(4)
Commercial Banking	223.8	1	—
Corporate and Investment Banking	277.3	1	(2)
Wealth and Investment Management	84.3	1	2
Average deposits
Consumer Banking and Lending	778.6	1	1
Commercial Banking	182.9	(1)	11
Corporate and Investment Banking	203.9	(1)	11
Wealth and Investment Management	123.4	4	22
Capital
◦Repurchased 44.5 million shares, or $3.5 billion, of common stock in first quarter 2025

First quarter 2025 results included:
◦$313 million, or $0.09 per share, of discrete tax benefits related to the resolution of prior period matters
◦$263 million, or $0.06 per share, gain on the previously announced sale of the non-agency third-party servicing segment of our commercial mortgage servicing business
◦$(149) million, or $(0.03) per share, of losses on debt securities related to a repositioning of the investment portfolio

Chief Executive Officer Charlie Scharf commented, “We produced solid results with diluted earnings per share increasing 16% from a year ago reflecting fee-based revenue growth across many of our core businesses, continued expense discipline, improved credit results, and an 8% reduction in diluted common shares as we continued to return capital to shareholders. I am excited about the momentum we are building across our businesses as we work to build one of the most respected financial institutions in the country.”
“This quarter was an important proof point regarding our prior comments about our confidence in our progress on our risk and control work. Five consent orders were closed this past quarter and eleven have been closed since 2019. These recent closures reflect that we have completed much of the common risk and control infrastructure work across the company that is required by other orders. I’m incredibly proud of the work done by our teams and remain confident that we will complete the work needed to close our other open consent orders,” Scharf added.
“We support the administration’s willingness to look at barriers to fair trade for the United States, though there are certainly risks associated with such significant actions. Timely resolution which benefits the U.S. would be good for businesses, consumers, and the markets. We expect continued volatility and uncertainty and are prepared for a slower economic environment in 2025, but the actual outcome will be dependent on the results and timing of the policy changes. We and our customers come into the current environment from a position of strength that should serve us well. We are prepared for a variety of outcomes, our focus is unwavering, and we will continue transforming Wells Fargo by investing to build a well-controlled, faster-growing and a higher-returning company while we work to better serve our customers and become more efficient,” Scharf concluded.

Endnotes are presented on page 9.

Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.
Selected Company-wide Financial Information

	Quarter ended			Mar 31, 2025 % Change from
	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024	Dec 31, 2024	Mar 31, 2024
Earnings ($ in millions except per share amounts)
Net interest income	$11,495	11,836	12,227	(3)%	(6)
Noninterest income	8,654	8,542	8,636	1	—
Total revenue	20,149	20,378	20,863	(1)	(3)
Net charge-offs	1,009	1,188	1,157	(15)	(13)
Change in the allowance for credit losses	(77)	(93)	(219)	17	65
Provision for credit losses[1]	932	1,095	938	(15)	(1)
Noninterest expense	13,891	13,900	14,338	—	(3)
Income tax expense	522	120	964	335	(46)

Wells Fargo net income	$4,894	5,079	4,619	(4)	6
Diluted earnings per common share	1.39	1.43	1.20	(3)	16

Balance Sheet Data (average) ($ in billions)
Loans	$908.2	906.4	928.1	—	(2)
Deposits	1,339.3	1,353.8	1,341.6	(1)	—
Assets	1,919.7	1,918.5	1,917.0	—	—

Financial Ratios
Return on assets (ROA)	1.03%	1.05	0.97
Return on equity (ROE)	11.5	11.7	10.5
Return on average tangible common equity (ROTCE)[2]	13.6	13.9	12.3
Efficiency ratio[3]	69	68	69
Net interest margin on a taxable-equivalent basis	2.67	2.70	2.81
NM – Not meaningful
First Quarter 2025 vs. First Quarter 2024
◦Net interest income decreased 6%, driven by the impact of lower interest rates on floating rate assets, deposit mix and pricing changes, lower loan balances, and one fewer day in the quarter, partially offset by lower market funding
◦Noninterest income was stable and included a gain on the sale of our commercial non-agency third-party servicing business, an increase in asset-based fees in Wealth and Investment Management on higher market valuations, and higher investment banking fees, partially offset by lower results from our venture capital investments, higher net losses on debt securities related to a repositioning of the investment portfolio, and lower net gains from trading in our Markets business
◦Noninterest expense decreased 3%, driven by lower operating losses, lower Federal Deposit Insurance Corporation (FDIC) assessments, as first quarter 2024 included a $284 million FDIC special assessment, as well as the impact of efficiency initiatives. These decreases were partially offset by higher revenue-related compensation expense predominantly in Wealth and Investment Management and higher technology and equipment expense
◦Provision for credit losses in first quarter 2025 included a decrease in the allowance for credit losses, reflecting a lower allowance for commercial real estate loans on lower loan balances, partially offset by a higher allowance for commercial and industrial loans
◦Income tax expense in first quarter 2025 included $313 million of discrete tax benefits related to the resolution of prior period matters

Endnotes are presented on page 9.	2

Selected Company-wide Capital and Liquidity Information

		Quarter ended
($ in billions)	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024
Capital:
Total equity	$182.9	181.1	182.7
Common stockholders’ equity	162.6	160.7	162.5
Tangible common equity[1]	137.8	135.6	137.2
Common Equity Tier 1 (CET1) ratio[2]	11.1%	11.1	11.2
Total loss absorbing capacity (TLAC) ratio[3]	25.1	24.8	25.1
Supplementary Leverage Ratio (SLR)[4]	6.8	6.7	6.9

Liquidity:
Liquidity Coverage Ratio (LCR)[5]	125%	125	126

Selected Company-wide Loan Credit Information

		Quarter ended
($ in millions)	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024
Net loan charge-offs	$1,009	1,211	1,149
Net loan charge-offs as a % of average total loans (annualized)	0.45%	0.53	0.50

Total nonaccrual loans	$7,978	7,730	8,075
As a % of total loans	0.87%	0.85	0.88
Total nonperforming assets	$8,225	7,936	8,240
As a % of total loans	0.90%	0.87	0.89

Allowance for credit losses for loans	$14,552	14,636	14,862
As a % of total loans	1.59%	1.60	1.61
First Quarter 2025 vs. Fourth Quarter 2024
◦Commercial net loan charge-offs as a percentage of average loans were 0.16% (annualized), down from 0.30%, driven by lower commercial real estate net loan charge-offs, predominantly in the office portfolio. The consumer net loan charge-off rate increased slightly to 0.86% (annualized), up from 0.85%
◦Nonperforming assets were up $289 million, or 4%, primarily driven by higher commercial and industrial nonaccrual loans

Endnotes are presented on page 9.	3

Operating Segment Performance

Consumer Banking and Lending offers diversified financial products and services for consumers and small businesses with annual sales generally up to $10 million. These financial products and services include checking and savings accounts, credit and debit cards, as well as home, auto, personal, and small business lending.
Selected Financial Information

	Quarter ended			Mar 31, 2025 % Change from
	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024	Dec 31, 2024	Mar 31, 2024
Earnings (in millions)
Consumer, Small and Business Banking	$5,981	6,067	6,092	(1)%	(2)
Consumer Lending:
Home Lending	866	854	864	1	—
Credit Card	1,524	1,489	1,496	2	2
Auto	237	263	300	(10)	(21)
Personal Lending	305	307	339	(1)	(10)
Total revenue	8,913	8,980	9,091	(1)	(2)
Provision for credit losses	739	911	788	(19)	(6)
Noninterest expense	5,928	5,925	6,024	—	(2)

Net income	$1,689	1,602	1,706	5	(1)

Average balances (in billions)
Loans	$318.1	321.4	329.7	(1)	(4)
Deposits	778.6	773.6	773.2	1	1
First Quarter 2025 vs. First Quarter 2024
◦Revenue decreased 2%
▪Consumer, Small and Business Banking was down 2% driven by higher deposit costs, reflecting the impact of customer migration to higher yielding deposit products, partially offset by higher deposit balances
▪Home Lending was stable and included higher mortgage banking fees and lower net interest income on lower loan balances
▪Credit Card was up 2% driven by higher loan balances, partially offset by lower card fees
▪Auto was down 21% due to lower loan balances and loan spread compression
▪Personal Lending was down 10% driven by lower loan balances
◦Noninterest expense decreased 2% driven by lower operating losses and the impact of efficiency initiatives, partially offset by higher branch personnel and occupancy expense, reflecting investments in our branch network

Commercial Banking provides financial solutions to private, family owned and certain public companies. Products and services include banking and credit products across multiple industry sectors and municipalities, secured lending and lease products, and treasury management.
Selected Financial Information

	Quarter ended			Mar 31, 2025 % Change from
	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024	Dec 31, 2024	Mar 31, 2024
Earnings (in millions)
Net interest income	$1,977	2,248	2,278	(12)%	(13)
Noninterest income	948	923	874	3	8
Total revenue	2,925	3,171	3,152	(8)	(7)
Provision for credit losses	187	33	143	467	31
Noninterest expense	1,670	1,525	1,679	10	(1)

Net income	$794	1,203	986	(34)	(19)

Average balances (in billions)
Loans	$223.8	221.8	223.9	1	—
Deposits	182.9	184.3	164.0	(1)	11
First Quarter 2025 vs. First Quarter 2024
◦Revenue decreased 7%
▪Net interest income was down 13% due to the impact of lower interest rates, partially offset by lower deposit pricing and higher deposit balances
▪Noninterest income was up 8% driven by higher treasury management fees, higher revenue from tax credit investments, and an increase in investment banking fees, partially offset by lower lease income and lower results from equity investments
◦Noninterest expense decreased 1% driven by lower personnel expense reflecting the impact of efficiency initiatives, partially offset by higher operating costs

Corporate and Investment Banking delivers a suite of capital markets, banking and financial products and services to corporate, commercial real estate, government and institutional clients globally. Products and services include corporate banking, investment banking, treasury management, commercial real estate lending and servicing, equity and fixed income solutions, as well as sales, trading, and research capabilities.
Selected Financial Information

	Quarter ended			Mar 31, 2025 % Change from
	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024	Dec 31, 2024	Mar 31, 2024
Earnings (in millions)
Banking:
Lending	$618	691	681	(11)%	(9)
Treasury Management and Payments	618	644	686	(4)	(10)
Investment Banking	534	491	474	9	13
Total Banking	1,770	1,826	1,841	(3)	(4)
Commercial Real Estate	1,449	1,274	1,223	14	18
Markets:
Fixed Income, Currencies, and Commodities (FICC)	1,382	1,179	1,359	17	2
Equities	448	385	450	16	—
Credit Adjustment (CVA/DVA/FVA) and Other	(3)	(71)	19	96	NM
Total Markets	1,827	1,493	1,828	22	—
Other	18	20	90	(10)	(80)
Total revenue	5,064	4,613	4,982	10	2
Provision for credit losses	—	205	5	(100)	(100)
Noninterest expense	2,476	2,300	2,330	8	6

Net income	$1,941	1,580	1,981	23	(2)

Average balances (in billions)
Loans	$277.3	274.0	283.2	1	(2)
Deposits	203.9	205.1	183.3	(1)	11
NM – Not meaningful
First Quarter 2025 vs. First Quarter 2024
◦Revenue increased 2%
▪Banking was down 4% driven by the impact of lower interest rates, partially offset by lower deposit pricing and higher investment banking revenue on increased activity in debt capital markets
▪Commercial Real Estate was up 18% due to a gain on the sale of our commercial non-agency third-party servicing business, as well as increased capital markets activity and higher revenue in our low-income housing business, partially offset by lower loan balances and the impact of lower interest rates
▪Markets was stable and included higher revenue in commodities and foreign exchange and lower results in structured products and credit trading
◦Noninterest expense increased 6% driven by higher operating costs and an increase in incentive compensation expense, partially offset by the impact of efficiency initiatives

Wealth and Investment Management provides personalized wealth management, brokerage, financial planning, lending, private banking, trust and fiduciary products and services to affluent, high-net worth and ultra-high-net worth clients. We operate through financial advisors in our brokerage and wealth offices, consumer bank branches, independent offices, and digitally through WellsTrade® and Intuitive Investor®.
Selected Financial Information

	Quarter ended			Mar 31, 2025 % Change from
To be updated	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024	Dec 31, 2024	Mar 31, 2024
Earnings (in millions)
Net interest income	$826	856	869	(4)%	(5)
Noninterest income	3,048	3,102	2,873	(2)	6
Total revenue	3,874	3,958	3,742	(2)	4
Provision for credit losses	11	(27)	3	141	267
Noninterest expense	3,360	3,307	3,230	2	4

Net income	$392	508	381	(23)	3

Total client assets (in billions)	2,233	2,293	2,186	(3)	2

Average balances (in billions)
Loans	$84.3	83.6	82.5	1	2
Deposits	123.4	118.3	101.5	4	22
First Quarter 2025 vs. First Quarter 2024
◦Revenue increased 4%
▪Net interest income was down 5% driven by higher deposit costs, partially offset by higher deposit and loan balances
▪Noninterest income was up 6% on higher asset-based fees driven by an increase in market valuations
◦Noninterest expense increased 4% due to higher revenue-related compensation expense, partially offset by the impact of efficiency initiatives

Corporate includes corporate treasury and enterprise functions, net of expense allocations, in support of the reportable operating segments (including funds transfer pricing, capital, and liquidity), as well as our investment portfolio and venture capital and private equity investments. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company as well as results for previously divested businesses.
Selected Financial Information

	Quarter ended			Mar 31, 2025 % Change from
	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024	Dec 31, 2024	Mar 31, 2024
Earnings (in millions)
Net interest income	$36	(264)	32	114%	13
Noninterest income	(213)	368	291	NM	NM
Total revenue	(177)	104	323	NM	NM
Provision for credit losses	(5)	(27)	(1)	81	NM
Noninterest expense	457	843	1,075	(46)	(57)

Net income (loss)	$78	186	(435)	(58)	118
NM – Not meaningful
First Quarter 2025 vs. First Quarter 2024
◦Revenue decreased reflecting lower results from our venture capital investments and higher net losses on debt securities related to a repositioning of the investment portfolio
◦Noninterest expense decreased reflecting lower FDIC assessments, as first quarter 2024 included a $284 million FDIC special assessment, and lower operating losses

Endnotes

Page 1 – Company-wide Financial Summary
1.Includes provision for credit losses for loans, debt securities, and other financial assets.
2.Represents our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See table on page 27 of the 1Q25 Quarterly Supplement for more information on CET1. CET1 for March 31, 2025, is a preliminary estimate.
3.Return on equity (ROE) represents Wells Fargo net income applicable to common stock divided by average common stockholders’ equity.
4.Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 1Q25 Quarterly Supplement.

Page 2 – Selected Company-wide Financial Information
1.Includes provision for credit losses for loans, debt securities, and other financial assets.
2.Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 1Q25 Quarterly Supplement.
3.The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

Page 3 – Selected Company-wide Capital and Liquidity Information
1.Tangible common equity is a non-GAAP financial measure. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 1Q25 Quarterly Supplement.
2.Represents our CET1 ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See table on page 27 of the 1Q25 Quarterly Supplement for more information on CET1. CET1 for March 31, 2025, is a preliminary estimate.
3.Represents TLAC divided by risk-weighted assets (RWAs), which is our binding TLAC ratio, determined by using the greater of RWAs under the Standardized and Advanced Approaches. TLAC for March 31, 2025, is a preliminary estimate.
4.SLR for March 31, 2025, is a preliminary estimate.
5.Represents average high-quality liquid assets divided by average projected net cash outflows, as each is defined under the LCR rule. LCR for March 31, 2025, is a preliminary estimate.

Conference Call
The Company will host a live conference call on Friday, April 11, at 10:00 a.m. ET. You may listen to the call by dialing 1-888-673-9782 (U.S. and Canada) or 312-470-7126 (International/U.S. Toll) and enter passcode: 8320644#. The call will also be available online at https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnections-events.com/wf1Qearnings25.

A replay of the conference call will be available from approximately 1:00 p.m. ET on Friday, April 11 through
Friday, April 25. Please dial 1-866-360-7722 (U.S. and Canada) or 203-369-0174 (International/U.S. Toll) and enter passcode: 6785#. The replay will also be available online at
https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnections-events.com/wf1Qearnings25.

Forward-Looking Statements
This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company or any of its businesses, including our outlook for future growth; (ii) our expectations regarding noninterest expense and our efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (viii) future common stock dividends, common share repurchases and other uses of capital; (ix) our targeted range for return on assets, return on equity, and return on tangible common equity; (x) expectations regarding our effective income tax rate; (xi) the outcome of contingencies, such as legal actions; (xii) environmental, social and governance related goals or commitments; and (xiii) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, declines in commercial real estate prices, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth;
•our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;
•current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including rules and regulations relating to bank products and financial services;
•our ability to realize any efficiency ratio or expense target as part of our expense management initiatives, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;
•the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income and net interest margin;
•significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, a reduction in the availability of funding or increased funding costs, a reduction in our ability to sell or securitize loans, and declines in asset values and/or recognition of impairment of securities held in our debt securities and equity securities portfolios;
•the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage and wealth management businesses;
•negative effects from instances where customers may have experienced financial harm, including on our legal, operational and compliance costs, our ability to engage in certain business activities or offer certain products or services, our ability to keep and attract customers, our ability to attract and retain qualified employees, and our reputation;
•regulatory matters, including the failure to resolve outstanding matters on a timely basis and the potential impact of new matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
•a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyberattacks;
•the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;
•fiscal and monetary policies of the Federal Reserve Board;

•changes to tax laws, regulations, and guidance as well as the effect of discrete items on our effective income tax rate;
•our ability to develop and execute effective business plans and strategies; and
•the other risk factors and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024.
In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, the impact to our balance sheet of expected customer activity, our capital requirements and long-term targeted capital structure, the results of supervisory stress tests, market conditions (including the trading price of our stock), regulatory and legal considerations, including regulatory requirements under the Federal Reserve Board’s capital plan rule, and other factors deemed relevant by the Company, and may be subject to regulatory approval or conditions.
For additional information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov1.
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Forward-looking Non-GAAP Financial Measures. From time to time management may discuss forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for return on average tangible common equity. We are unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because we are unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant to future results.
1 We do not control this website. Wells Fargo has provided this link for your convenience, but does not endorse and is not responsible for the content, links, privacy policy, or security policy of this website.

About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.95 trillion in assets. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 34 on Fortune’s 2024 rankings of America’s largest corporations.

Contact Information
Media
Beth Richek, 980-308-1568
beth.richek@wellsfargo.com
or
Investor Relations
John M. Campbell, 415-396-0523
john.m.campbell@wellsfargo.com

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